UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 30, 2019

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

627 Davis Drive

Morrisville, North Carolina 27560

 (Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0002 par value per share	HTBX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2019 and January 2, 2019, the Board of Directors (the “Board”) of Heat Biologics, Inc. (the “Company”), in an effort to better align the Company’s Chief Executive Officer’s equity ownership interest in the Company with that of other chief executive officers of similarly situated public companies, and based upon the recommendations and guidance of the independent third party compensation consultant retained by the Compensation Committee of the Board, awarded Jeffrey Wolf, the Company’s Chief Executive Officer, restricted stock awards and other compensation as described in this Current Report on Form 8-K. On December 30, 2019, the Board awarded Mr. Wolf, 900,000 shares of restricted common stock of the Company together with a gross up cash payment of $166,864 to cover the estimated taxes with respect to such equity award, which was in addition to his annual cash bonus for 2019 that was awarded pursuant to the terms of Mr. Wolf’s employment agreement with the Company. On January 2, 2020, the Board granted to Mr. Wolf 1,980,000 shares of restricted common stock together with a gross up cash payment of $369,514 to cover the estimated taxes with respect to such equity award. The equity awards described above were granted pursuant to the Company’s 2018 Stock Incentive Plan.

In addition, on January 2, 2020, the Board approved an amendment, effective January 1, 2020, to the Company’s employment agreements with each of Mr. Wolf and Dr. Hutchins and the offer letter with Mr. Ostrander to increase their respective annual base salaries by 3%. Copies of the amendments to Mr. Wolf’s and Dr. Hutchins’ employment agreements and Mr. Ostrander’s offer letter are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference. The increases were in addition to the annual cash bonuses for 2019, which were awarded pursuant to the terms of their applicable agreements with the Company.

On January 2, 2020, based upon the recommendations and guidance of the independent third party compensation consultant retained by the Compensation Committee, the Board also awarded the following equity compensation to the non-executive members of the Board and its Committees: John K.A. Prendergast, Ph.D., the lead independent director, was awarded 400,000 shares of restricted common stock; John Monahan, Ph.D., was awarded an option to purchase 150,000 shares of common stock, and Edward B. Smith, III was awarded an option to purchase 150,000 shares of common stock. The annual cash compensation for directors is to remain the same as it was for the prior year as disclosed in the Company’s 2019 proxy statement.

The shares of restricted stock and the shares of common stock underlying the option awards vest as follows: 50% vest immediately, 30% vest on the one-year anniversary of the date of grant, 10% vest on the two-year anniversary of the date of grant and 10% vest on the three-year anniversary of the date of grant, subject to the executive officer’s or director’s continuous service to the Company on each applicable vesting date. Each option is exercisable for a period of ten years from the date of grant and has an exercise price of $0.464 per share, the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of the grant.

The restricted stock was issued pursuant to the terms of a restricted stock agreement that was entered into between the Company and each of Mr. Wolf and Dr. Prendergast, the form of which is incorporated by reference hereto and attached hereto as Exhibit 10.4. The restricted stock agreements, among other things, prohibit transfers of the restricted stock prior to the two year anniversary of the grant date other than by will, laws of descent and distribution and in the event of death. In addition, sales or transfers made after the two year anniversary of the grant date are subject to the right of the Company to buy back the stock at any time that the holder desires to sell the restricted stock at a price equal to the lower of the closing price per share on the date of notice and 32 times the closing price per share on the date of grant.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment to Employment Agreement between Heat Biologics, Inc. and Jeffrey Wolf, effective as of January 1, 2020
10.2	Amendment to Employment Agreement between Heat Biologics, Inc. and Jeffrey T. Hutchins, effective as of January 1, 2020
10.3	Amendment to Offer Letter between Heat Biologics, Inc. and William Ostrander, effective as of January 1, 2020
10.4	Form of Heat Biologics, Inc. Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2020	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer